Exhibit 99.1

NEWS RELEASE

	Contact:	Manolo Zúñiga, President and CEO
Randall D. Keys, CFO
BPZ Energy, Inc.
FOR IMMEDIATE RELEASE		281-556-6200

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

BPZ ENERGY SIGNS MANDATE LETTER WITH THE IFC FOR
POTENTIAL FINANCING OF UP TO $70 MILLION

HOUSTON — May 31, 2005 — BPZ Energy, Inc. (OTCBB: BPZI), today announced that it has signed a Mandate Letter with the International Finance Corporation (“IFC”), a member of the World Bank Group based in Washington, D.C., to facilitate the financing of the Company’s initial capital expenditure program to monetize its offshore natural gas assets in Block Z-1 in northwest Peru.  BPZ Energy plans to build a gas-fired power plant which will utilize its nearby gas resources to produce electricity.

The Mandate Letter specifies that IFC will appraise BPZ Energy’s project in Peru to determine the feasibility and structure of a potential financing of up to $70 million.  The IFC’s appraisal of the project will include a review of the technical, economic, commercial, financial, environmental and legal aspects of the project.  BPZ’s initial project includes the refurbishment of the C-11X platform, rehabilitation of an existing well and the drilling of six new wells, installation of a 10 mile pipeline from the platform to shore, construction of a 150 MW simple-cycle electric generating plant, and the construction of a 40 mile gas pipeline to Arenillas, Ecuador to supply third-party generators.

Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, stated, “We are thrilled to be developing a relationship with IFC, which has a mission to promote sustainable private sector investment in developing countries as a way to reduce poverty and improve people’s lives.  BPZ’s plan to supply gas-fired electricity in northwest Peru will provide the region with a reliable, environmentally friendly and economic energy source at a time of increasing demand.”

BPZ’s gas to power project is forecast to require an investment of approximately $100 million.  This estimate includes certain contingencies and interest during construction.  IFC’s financing of up to $70 million, the structure of which would be defined during the appraisal process, is currently expected to include an equity/quasi-equity investment for IFC’s account of up to $8 million plus a long-term senior debt package of up to $62 million for the account of IFC and other potential lenders.  BPZ will need to obtain additional financing of approximately $30 million.

Any IFC investment will depend on the project and the Company meeting IFC’s financing criteria, the overall financing plan being acceptable to IFC, approval of the investment by management and the Board of IFC, and the execution of all appropriate documentation, in form and substance satisfactory to IFC.  As part of the Mandate, BPZ has agreed to pay customary fees and expenses during the appraisal period.

“BPZ believes that support from an internationally recognized organization such as IFC will give additional credibility to this important project and enhance our ability to attract future investors and gain the confidence of potential long-term purchasers of our natural gas and electricity,” added Mr. Zúñiga.  “Should the IFC move forward with their funding proposal, this partnership will benefit us greatly as we continue to develop the long-term potential of our large property base in the region.”

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.7 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.

 This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Further, estimates of oil and gas reserves and resources are inherently uncertain.  These uncertainties are significantly greater for categories of reserves other than proved, such as “probable” and “possible” which categories we are not permitted to disclose in our filings with the SEC.  There are also greater uncertainties with properties that are non-producing or have a limited production history, such as the fields in Block Z-1.  Future development of these fields will likely result in ultimate recoveries which are materially different from initial estimates.  We also face uncertainties regarding our ability to complete required financings and other conditions to the successful development of our business plan.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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